EXHIBIT 3.02

              CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                           OF MACROVISION CORPORATION
                             a Delaware Corporation
                           (Pursuant to Section 242 of
                      the Delaware General Corporation Law)

      Ian R. Halifax does hereby certify that:

      1. They he is the duly elected and acting Chief Financial Officer and Secretary, respectively, of MACROVISION CORPORATION. a Delaware corporation ("the" or "this Corporation").

      2. Article IVA. of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

                                   ARTICLE IV

            "A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designed, respectively, "Preferred Stock" and "Common Stock." The total number of shares that the Corporation is authorized to issue is two hundred fifty-five million (255,000,000) shares. Two hundred fifty million (250,000,000) shares shall be Common Stock, par value one-tenth of one cent ($0.001) per share (the "Common Stock"), and five million (5,000,000) shares shall be Preferred Stock, par value one-tenth of one cent ($0.001) per share (the "Preferred Stock")."

      3. The Corporation's Board of Directors has duly approved the foregoing Certificate of Amendment of the Amended and Restated Certificate of Incorporation.

      4. The foregoing Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly approved by the required vote of the stock of the Corporation in accordance with Sections 242 of the General Corporation Law of Delaware.

            IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation on August 24, 2000.

                                   /s/ Ian R. Halifax
                                   ---------------------------------------------
                                   Ian R. Halifax, Chief Financial Officer and
                                   Secretary